UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 3, 2012

Bohai Pharmaceuticals Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53401	98-0697405
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

c/o Yantai Bohai Pharmaceuticals Group Co. Ltd.

No. 9 Daxin Road, Zhifu District

Yantai, Shandong Province, China 264000

(Address of principal executive offices)

Registrant’s telephone number, including area code: +86(535)-685-7928

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information

(a)	Proposed Extension of the Maturity Date of the Convertible Notes

On January 5, 2010, Bohai Pharmaceuticals Group, Inc. (the “Company”) entered into a Securities Purchase Agreement with certain accredited investors (the “Investors”), for which Euro Pacific Capital, Inc. (“Euro Pacific”) is acting as representative, whereby the Company issued two-year convertible notes in the aggregate amount of $12 million (collectively, the “Notes”) and warrants to purchase shares of the Company’s common stock.  As of the date of this Report, there is currently $10.45 million due under the Notes and the original maturity date of the Notes was January 5, 2012.

On December 31, 2011, the Company entered into an amendment to the Notes with Euro Pacific as representative of the Investors (the “Amendment”) which: (i) extended the maturity date of the Notes from January 5, 2012 to April 5, 2012 (such extra three month period, the “Extended Period”); and (ii) increased the interest rate on the Notes to an annual rate of 12% (or 3% for the Extended Period).

Due to certain difficulties faced by the Company in China relating to the Company’s ability to convert its cash on hand from RMB (the Chinese currency) to US Dollars and in turn remit such amount outside China, the Company is currently in active discussions with Euro Pacific to (i) extend the maturity date of the Notes from April 5 to October 5, 2012 (such extra six month period, the “Second Extended Period”); and (ii) maintain the interest rate on the Notes as an annual rate of 12% (or 6% for the Second Extended Period). A second amendment to the Notes to memorialize the agreements of the Company and Euro Pacific with respect to the Second Extended Period is expected to be entered into by both parties in the near future.

To demonstrate the Company’s efforts to repay the Notes, the Company expects to repay up to 10% of the $10.45 million currently due under the Notes by April 13, 2012.  In addition to such proposed payment, and to further demonstrate the Company’s commitment to repay the Notes in full, the Company expects, as part of the contemplated Note amendment described above, to establish an RMB escrow account in China by April 13, 2012 with a reputable bank agreed upon by both Euro Pacific and the Company and to deposit into such escrow account the remaining outstanding amount of the Notes, which the Company will have no right to dispose of or use except for (i) conversion into US Dollars for the purpose of repayment of the Notes or (ii) releases from such escrow account from time to time in amounts equal to the decreases in the outstanding amount of the Notes, either by payments made by the Company or conversion of the Notes by Noteholders.

The Company expects to fulfill its obligations under the Notes on or before applicable due dates pursuant to the terms of the applicable agreements with Euro Pacific and the Investors (including the contemplated Note amendment described above).

(b)	Fiscal 2012 Guidance and other information

The Company is hereby publishing its preliminary gross revenue guidance for the third quarter of fiscal year 2012 ended March 31, 2012 in the range of $35 million to $39 million which, if achieved, would represent year-over-year quarterly growth of approximately 62.8-69.3%.  The Company expects that this revenue growth were driven by a combination of its Yantai Tianzheng acquisition undertaken in mid-2011 and increasing of essential drug sales. In addition, the Company expects that the revenue growth will continue into the fourth quarter of fiscal 2012 (ending June 30, 2012) and the second half of the calendar 2012.

The Company currently produces 19 varieties of approved traditional Chinese herbal medicines.  Of these 19 products, 12 are prescription drugs and 7 are over the counter (or OTC) products.  By the end of fiscal 2011, the Company added more than 200 level 2 hospitals and more than 10 new drug store chains to its national network of retail locations in China which are currently selling its key product, Lung Nourishing Syrup.  As a result, the Company now sells Lung Nourishing Syrup in more than 1,600 level 2 hospitals and more than 36 drug store chains across China.

During the first half of the fiscal year 2012 ended December 31, 2011, the Company generated net operating cash flow of approximately $11 million. As of March 31, 2012, the Company is estimated to have a cash and equivalent balance of approximately $22.9 million.

As indicated in previous 8-K, the Company continues its effort to identify a qualified CFO candidate. In addition, the Company continues to explore strategic opportunities to grow its business and bring value to shareholders, including operating and financing opportunities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 3, 2012	Bohai Pharmaceuticals Group, Inc.

	By:	/s/ Hong Wei Qu
Name: Hong Wei Qu
Title: Chief Executive Officer